EXHIBIT 99.1 - News Release

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NEWS RELEASE

Brent Magid joins Lee Enterprises Board of Directors

DAVENPORT, Iowa (Sept. 23, 2010) — Brent Magid, president and chief executive officer of Frank N. Magid Associates, Inc., has been elected to the board of directors of Lee Enterprises, Incorporated (NYSE: LEE).

Frank N. Magid Associates is a nationally prominent research-based strategic consulting firm with offices in Minneapolis, Los Angeles, New York, Dallas, San Francisco and Marion, Iowa.

“We welcome Brent’s extensive media experience and digital expertise,” said Mary Junck, Lee chairman and chief executive officer. “He further broadens the collective wisdom of our strong, independent board of directors.”

With the addition of Magid, Lee’s board increases to 11 members, of which nine are outside directors.

As chief executive officer since 2001, Magid has driven expansion of Magid’s strategic consulting services in retail and consumer products. He also has led the development of the company’s Magid Media Futures initiative, its Millennials Strategy Program, its Newspaper of the Future Program and market-leading practices in electronic games, new channel development and wireless media.

His previous positions in Magid include president of the North American television division; senior vice president for mergers and acquisitions; and president of international operations, based in London.  After graduating from Princeton University and the University of Chicago Graduate School of Business, he was an associate in the media and entertainment corporate finance group at Chase Manhattan Bank.

Lee Enterprises is a leading provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital sites and 300 specialty publications in 23 states. Lee’s newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers daily. Lee’s digital sites attract more than 16 million unique visits monthly, and Lee’s weekly publications have distribution of four million households. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

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